Aearo Reports First Half Sales Increase of 18%


INDIANAPOLIS, May 5, 2005 - Aearo Company I (the "Company"), one of the world's leading designers, manufacturers and marketers of a broad range of personal protective products, today announced that net sales for the six months ended March 31, 2005 increased 18.1% to $200.2 million from $169.6 million in the six months ended March 31, 2004. The increase in net sales was primarily driven by organic growth in the Safety Products and Specialty Composites segments and foreign currency translation. The weakness of the U.S. dollar favorably impacted net sales by $5.2 million or 3.1%.

Gross profit for the six months ended March 31, 2005 increased 22.5% to $98.6 million from $80.5 million for the six months ended March 31, 2004. Gross profit as a percentage of net sales for the six months ended March 31, 2005 was 49.2% as compared to 47.5% for the six months ended March 31, 2004.

Operating expenses for the six months ended March 31, 2005 increased 21.4% to $71.8 million from $59.1 million for the six months ended March 31, 2004 with the growth consistent with the increase in sales volume. Selling and administrative expenses as a percentage of net sales improved to 32.2% for the six months ended March 31, 2005 as compared to 33.5% for the six months ended March 31, 2004.

Interest expense, net, for the six months ended March 31, 2005 increased to $10.9 million from $10.8 million for the six months ended March 31, 2004. The increase is due to the increase in the level of the Company's debt partially offset by lower weighted average interest rates under the Company's new credit facility and the 8.25% senior subordinated notes.

The provision for income taxes for the six months ended March 31, 2005 was a benefit of $1.2 million compared to expense of $2.0 million for the six months ended March 31, 2004. At September 30, 2004, the Company's net operating losses were partially offset by a valuation allowance of $7.5 million. During the six month period ended March 31, 2005, management determined that based on current domestic operating results, it is more likely than not that domestic net operating losses will be realized and consequently reversed the $7.5 million valuation allowance.

Primarily due to the factors mentioned above, net income for the six months ended March 31, 2005 increased to $17.1 million from $8.6 million for the six months ended March 31, 2004.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization and other non-cash charges increased 33.7% to $35.0 million for the six months ended March 31, 2005 from $26.1 million in the three months ended March 31, 2004. A reconciliation of Adjusted EBITDA to income before provision for income taxes determined in accordance with accounting principals generally accepted in the United States of America ("GAAP") is set forth below.

Net sales for the three months ended March 31, 2005 increased 15.6% to $104.5 million from $90.4 million in the three months ended March 31, 2004. The increase in net sales was primarily driven by organic growth in the Safety Products and Specialty Composites segments and foreign currency translation. The weakness of the U.S. dollar favorably impacted net sales by $2.5 million or 2.8%.

Gross profit for the three months ended March 31, 2005 increased 19.6% to $51.6 million from $43.1 million for the three months ended March 31, 2004. Gross profit as a percentage of net sales for the three months ended March 31, 2005 was 49.3% as compared to 47.7% for the three months ended March 31, 2004.

Operating expenses for the three months ended March 31, 2005 increased 18.6% to $36.6 million from $30.8 million for the three months ended March 31, 2004, with growth consistent with the increase in sales volume. Selling and administrative expenses as a percentage of net sales improved to 31.3% for the three months ended March 31, 2005 as compared to 32.5% for the three months ended March 31, 2004.

Interest expense, net, for the three months ended March 31, 2005 increased to $5.7 million from $5.4 million for the three months ended March 31, 2004. The increase is due to the increase in the level of the Company's debt partially offset by lower weighted average interest rates under the Company's new credit facility and the 8.25% senior subordinated notes.

The provision for income taxes for the three months ended March 31, 2005 was a benefit of $2.8 million compared to expense of $1.2 million for the three months ended March 31, 2004. At September 30, 2004, the Company's net operating losses were partially offset by a valuation allowance of $7.5 million. During the three month period ended March 31, 2005, management determined that based on current domestic operating results, it is more likely than not that domestic net operating losses will be realized and consequently reversed the $7.5 million valuation allowance.

Primarily due to the factors mentioned above, net income for the three months ended March 31, 2005 increased to $12.1 million from $5.7 million for the three months ended March 31, 2004.

Adjusted EBITDA increased 29.8% to $19.2 million for the three months ended March 31, 2005 from $14.8 million in the three months ended March 31, 2004. A reconciliation of Adjusted EBITDA to income before provision for income taxes determined in accordance with accounting principals generally accepted in the United States of America ("GAAP") is set forth below.

The Company uses Adjusted EBITDA, as defined above, a non-GAAP financial measure, as a management tool to measure and monitor financial performance and as part of the calculation of Company performance as stated in senior bank facility covenants. While the Company believes Adjusted EBITDA is a useful indicator of its ability to service debt, Adjusted EBITDA should not be considered as a substitute for net income (loss) determined in accordance with GAAP as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity. Investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.


The following table provides a  reconciliation  of Adjusted EBITDA to net income
for  the  three  and  six  months   periods  ended  March  31,  2005  and  2004,
respectively:





                             Three Months Ended           Six Months Ended
                                   March 31,                   March 31,
                             ------------------------------------------------
                               2005         2004          2005        2004
                            -------     ---------      --------    --------
Adjusted EBITDA              $19,202    $ 14,789       $ 34,954    $ 26,135

Depreciation                   2,429       3,002          5,006       5,363
Amortization of intangibles    1,297         134          2,615         132
Other non-cash charges
 (income), net                   494         471            496         311
Restructuring                     --      (1,091)            --      (1,091)
Interest                       5,688       5,370         10,929      10,836
Taxes                         (2,807)      1,229         (1,211)      2,020
                             -------     ---------      --------    --------
Net Income               $    12,101    $  5,674        $17,119     $ 8,564
                            -------     ---------      --------    --------


Other non-cash charges are defined as extraordinary gains or losses, or gains or losses from sales of assets other than in the ordinary course of business.

On May 4, 2005, the Company's Board of Directors declared a cash dividend to be paid to the Company's parent, Aearo Corporation, the sole holder of common stock, par value $.01 per share, of approximately $35 million. Aearo Corporation will in turn pay a cash dividend to AC Safety Holding Corp., the Company's ultimate parent, who will use the proceeds to make a partial redemption of its preferred stock, par value $.01 per share.

The Company has scheduled a conference call to discuss its financial results on Monday, May 9, 2005 at 12:00 p.m. Eastern. The call in number is (800) 226-0630, conference code 6135016. A recording of the conference call will be available for 72 hours after the completion of the call. The recording can be accessed by dialing (800) 642-1687, ID 6135016.

Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.